Exhibit 18.1

March 3, 2014

Board of Directors

UR-Energy Inc.

10758 West Centennial Road, Suite 200

Littleton, Colorado 80127

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and issued our report thereon dated March 3, 2014. Note 3 to the financial statements describes a change in accounting principle relating to the nature of items that qualify for capitalization for in-situ uranium mining operations. It should be understood that the preferability of one acceptable method of accounting over another for the nature of items that qualify for capitalization for in-situ uranium mining operations has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chartered Accountants